NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

April 29, 2021	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2021 SECOND QUARTER

Financial Highlights – 2nd Quarter:
•Record quarterly sales of $417.2 million; 11.3% increase over 2nd quarter last year
•Debt reduction of $42.1 million for the current quarter
•Net income of $5.0 million ($0.16 per share)
•Adjusted net income of $28.8 million ($0.89 per share) vs. $19.8 million ($0.63 per share) for the 2nd quarter last year
•Adjusted EBITDA of $60.9 million compared to $49.4 million a year ago

Financial Highlights – Year-to-Date:
•Year-to-date sales increased $64.1 million (8.7%) compared to last year
•Cash flow from operations of $92.2 million compared to $66.0 million last year
•Debt reduction of $52.1 million for current fiscal year; $183.3 million since March 31, 2020

PITTSBURGH, PA, April 29, 2021 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its second quarter of fiscal 2021 and six months ended March 31, 2021.

In discussing the results for the Company’s fiscal 2021 second quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“I am very pleased to report another strong quarter for Matthews. Our consolidated sales, adjusted EBITDA, and adjusted earnings per share for the fiscal 2021 second quarter were each higher than the same quarter a year ago, reflecting a significant increase in sales for our Memorialization segment and benefits from our ongoing cost-reduction and productivity initiatives.

“In addition, the Company’s consolidated cash flow from operations for the first six months of this fiscal year was significantly higher than the same period last year reflecting our strong operating performance and emphasis on cash management, which has become a permanent part of our operating mentality. As a result, we further reduced our outstanding debt by $42.1 million during the recent quarter. Over the past 12 months (since March 31, 2020), we have reduced our outstanding debt by $183.3 million.

“Sales for the Memorialization segment for the current quarter were $205.5 million, compared to $161.8 million for the same quarter a year ago, representing an increase of $43.7 million, or 27.0%. The segment’s sales growth predominantly resulted from increased sales of caskets due to COVID-19. In

Matthews International Reports Results for Fiscal 2021 Second Quarter

April 29, 2021
addition, sales of cremation equipment, mausoleums and cemetery memorial products also increased from the same quarter a year ago.

“Despite the ongoing impact of the pandemic, particularly in our retail-based markets, sales for the SGK Brand Solutions segment were relatively stable for the quarter ended March 31, 2021 compared to a year ago. Although our retail-based sales (principally merchandising solutions and private label brand market sales), were lower for the current quarter, the segment generated higher sales of purpose-built engineered products. The increase in engineered products sales was primarily attributable to our energy storage business, which has seen significant order growth and market interest.

“The Industrial Technologies segment reported sales for the fiscal 2021 second quarter of $40.7 million, compared to $40.1 million a year ago, primarily reflecting sales growth in the segment’s warehouse automation business. Incoming orders for our warehouse automation solutions remained very strong, but access to job sites to complete these orders continues to be constrained.

“I continue to be extremely proud of our employees and want to thank them for their efforts during this pandemic. Our strong performance under these challenging conditions is the result of their hard work and dedication. The safety of our employees remains the top priority of our Board and leadership team.”

Second Quarter Fiscal 2021 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q2 FY2021	Q2 FY2020	Change	% Change
Sales	$417.2	$374.8	$42.4	11.3%
Net income (loss) attributable to Matthews	$5.0	$(86.4)	$91.4	105.8%
Diluted earnings (loss) per share	$0.16	$(2.77)	$2.93	105.8%
Non-GAAP adjusted net income	$28.8	$19.8	$9.0	45.5%
Non-GAAP adjusted EPS	$0.89	$0.63	$0.26	41.3%
Adjusted EBITDA	$60.9	$49.4	$11.5	23.3%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the quarter ended March 31, 2021 were $417.2 million, compared to $374.8 million for the same quarter a year ago, representing an increase of $42.4 million, or 11.3%. The increase primarily reflected higher sales in the Memorialization segment. Changes in foreign currency rates were estimated to have a favorable impact of $9.4 million on fiscal 2021 consolidated sales compared to a year ago.

Net income attributable to the Company for the quarter ended March 31, 2021 was $5.0 million, or $0.16 per share, compared to a net loss of $86.4 million, or $2.77 per share in the prior year. GAAP earnings for both periods continued to be impacted by the accelerated amortization of certain intangible assets in the SGK Brand Solutions segment. Net loss for the prior year reflected a goodwill write down.

On a non-GAAP adjusted basis, earnings for the fiscal 2021 second quarter were $0.89 per share, compared to $0.63 per share a year ago. Adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the fiscal 2021 second quarter was $60.9 million, compared to $49.4 million a year ago, representing an increase of $11.5 million. These increases were primarily driven by higher sales in the Memorialization segment as well as benefits from the Company's cost-reduction initiatives and lower travel and entertainment expenses. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Matthews International Reports Results for Fiscal 2021 Second Quarter

April 29, 2021
Fiscal 2021 Year-to-Date Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2021	YTD FY2020	Change	% Change
Sales	$803.8	$739.7	$64.1	8.7%
Net income (loss) attributable to Matthews	$3.2	$(96.8)	$100.0	103.3%
Diluted earnings (loss) per share	$0.10	$(3.11)	$3.21	103.2%
Non-GAAP adjusted net income	$50.4	$34.4	$16.0	46.5%
Non-GAAP adjusted EPS	$1.57	$1.10	$0.47	42.7%
Adjusted EBITDA	$115.7	$89.6	$26.1	29.1%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures. Organic sales represent changes in sales excluding the impact of acquisitions, divestitures, and changes in foreign currency exchange rates.

Consolidated sales for the six months ended March 31, 2021 were $803.8 million, compared to $739.7 million a year ago, representing an increase of $64.1 million, or 8.7%. The increase in fiscal 2021 sales reflected higher sales in the Memorialization segment, partially offset by lower sales in the SGK Brand Solutions segment. Changes in foreign currency rates were estimated to have a favorable impact of $14.1 million on fiscal 2021 consolidated sales compared to a year ago.

Net income attributable to the Company for the first six months of fiscal 2021 was $3.2 million, or $0.10 per share, compared to a net loss of $96.8 million, or $3.11 per share in the prior year. GAAP earnings for both periods were impacted by the accelerated amortization of certain intangible assets in the SGK Brand Solutions segment, and charges related to the Company's cost-reduction initiatives. Prior year net loss also reflected a goodwill write down.

On a non-GAAP adjusted basis, earnings for the first six months of fiscal 2021 were $1.57 per share, compared to $1.10 per share a year ago. Adjusted EBITDA for the first six months of fiscal 2021 was $115.7 million, compared to $89.6 million a year ago, representing an increase of $26.1 million. These increases were primarily driven by higher sales in the Memorialization segment as well as benefits from the Company's cost-reduction initiatives and lower travel and entertainment expenses. See reconciliations of adjusted EBITDA and non-GAAP adjusted earnings per share below.

Outlook

Mr. Bartolacci further stated: “We remain cautiously optimistic regarding the balance of fiscal 2021. As COVID-19 subsides, we are already beginning to see recovery in many of our businesses. As expected, casket sales are anticipated to decline from the pandemic-impacted comparable months a year ago and recent increases in commodity costs such as steel, lumber and copper are expected to impact the coming quarters. However, the improvements in our other businesses are currently expected to lessen these impacts.

“Within the Memorialization segment, cemetery products sales have been constrained throughout the pandemic due to local stay-at-home orders limiting families’ access to cemeteries. We are already beginning to see these order rates returning to higher than normal levels. For the Industrial Technologies segment, order rates have increased recently for the product identification business and remain strong for warehouse solutions. In the SGK Brand Solutions segment, we continue to win new accounts and are beginning to see increasing order rates in the retail-based business. In addition, the energy storage business within our Saueressig subsidiary continues to grow significantly. Lastly, our cost-reduction initiatives have produced realized savings for the Company and are expected to generate additional benefits in future periods.

Matthews International Reports Results for Fiscal 2021 Second Quarter

April 29, 2021
“Cash flow management efforts will continue to be a priority for the remainder of the fiscal year. Accordingly, we expect continued solid operating cash flow and additional debt reduction during the remainder of the fiscal year.”

Webcast

The Company will host a conference call and webcast on Friday, April 30, 2021 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8471. The audio webcast can be monitored at www.matw.com. A telephonic replay will be available from 12:00 p.m. ET on the day of the teleconference call until Friday, May 14, 2021. To listen to the archived call, dial (412) 317-6671 and enter the conference ID number 13718772. The webcast replay will be available on the Company’s website at www.matw.com, where a transcript will also be posted once available.

About Matthews International Corporation

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. The Company has approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, such as coronavirus disease 2019 ("COVID-19") or other disruptions to our industries, customers, or supply chains, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2021 Second Quarter

April 29, 2021
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,			Six Months Ended March 31,
	2021	2020	% Change	2021	2020	% Change
Sales	$417,154	$374,800	11.3%	$803,811	$739,744	8.7%
Cost of sales	(276,143)	(250,036)	10.4%	(537,302)	(499,253)	7.6%
Gross profit	141,011	124,764	13.0%	266,509	240,491	10.8%
Gross margin	33.8%	33.3%		33.2%	32.5%

Selling and administrative expenses	(103,109)	(101,581)	1.5%	(203,013)	(204,309)	(0.6)%
Amortization of intangible assets	(22,930)	(17,872)	28.3%	(38,151)	(35,814)	6.5%
Goodwill write-down	—	(90,408)	100.0%	—	(90,408)	100.0%
Operating profit (loss)	14,972	(85,097)	117.6%	25,345	(90,040)	128.1%
Operating margin	3.6%	(22.7)%		3.2%	(12.2)%

Interest and other deductions, net	(8,848)	(12,564)	(29.6)%	(17,233)	(23,324)	(26.1)%
Income (loss) before income taxes	6,124	(97,661)	106.3%	8,112	(113,364)	107.2%
Income taxes	(972)	11,066	(108.8)%	(4,952)	16,463	(130.1)%
Net Income (loss)	5,152	(86,595)	105.9%	3,160	(96,901)	103.3%
Non-controlling interests	(163)	231	(170.6)%	71	71	—%
Net income (loss) attributable to Matthews	$4,989	$(86,364)	105.8%	$3,231	$(96,830)	103.3%

Earnings (loss) per share -- diluted	$0.16	$(2.77)	105.8%	$0.10	$(3.11)	103.2%

Earnings per share -- non-GAAP(1)	$0.89	$0.63	41.3%	$1.57	$1.10	42.7%

Dividends declared per share	$0.215	$0.21	2.4%	$0.43	$0.42	2.4%

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Sales:
SGK Brand Solutions	$171,024	$172,855	$339,164	$347,735
Memorialization	205,457	161,819	388,731	316,224
Industrial Technologies	40,673	40,126	75,916	75,785
	$417,154	$374,800	$803,811	$739,744

Adjusted EBITDA:
SGK Brand Solutions	$20,832	$22,224	$42,168	$40,962
Memorialization	51,606	35,193	95,678	65,286
Industrial Technologies	5,809	6,212	9,302	10,526
Corporate and Non-Operating	(17,307)	(14,232)	(31,445)	(27,147)
Total Adjusted EBITDA(1)	$60,940	$49,397	$115,703	$89,627

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2021 Second Quarter

April 29, 2021
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	March 31, 2021	September 30, 2020
ASSETS
Cash and cash equivalents	$46,980	$41,334
Accounts receivable, net	292,703	295,185
Inventories, net	186,522	175,100
Other current assets	73,410	63,954
Total current assets	599,615	575,573
Property, plant and equipment, net	228,362	236,788
Goodwill	777,823	765,388
Other intangible assets, net	305,295	333,498
Other long-term assets	152,665	161,386
Total assets	$2,063,760	$2,072,633

LIABILITIES
Long-term debt, current maturities	$4,274	$26,824
Other current liabilities	319,996	290,044
Total current liabilities	324,270	316,868
Long-term debt	778,209	807,710
Other long-term liabilities	341,682	336,622
Total liabilities	1,444,161	1,461,200

SHAREHOLDERS' EQUITY
Total shareholders' equity	619,599	611,433
Total liabilities and shareholders' equity	$2,063,760	$2,072,633

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Six Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$3,160	$(96,901)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	62,530	58,250
Changes in working capital items	2,730	19,384
Goodwill write-down	—	90,408
Other operating activities	23,762	(5,146)
Net cash provided by operating activities	92,182	65,995

Cash flows from investing activities:
Capital expenditures	(15,819)	(19,082)
Acquisitions, net of cash acquired	(13,100)	—
Other investing activities	17,065	(9,456)
Net cash used in investing activities	(11,854)	(28,538)

Cash flows from financing activities:
Net (payments) proceeds from long-term debt	(53,948)	21,333
Purchases of treasury stock	(4,486)	(2,351)
Dividends	(13,979)	(13,183)
Other financing activities	(3,040)	(5,214)
Net cash (used in) provided by financing activities	(75,453)	585

Effect of exchange rate changes on cash	771	(1,006)

Net change in cash and cash equivalents	$5,646	$37,036

Matthews International Reports Results for Fiscal 2021 Second Quarter

April 29, 2021
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2021 Second Quarter

April 29, 2021
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Net income (loss)	$5,152	$(86,595)	$3,160	$(96,901)
Income tax provision (benefit)	972	(11,066)	4,952	(16,463)
Income (loss) before income taxes	$6,124	$(97,661)	8,112	(113,364)
Net (income) loss attributable to noncontrolling interests	(163)	231	71	71
Interest expense	7,233	9,613	14,961	18,853
Depreciation and amortization *	35,179	29,317	62,530	58,250
Acquisition related items (1)**	(702)	742	(360)	2,221
ERP integration costs (2)**	216	750	359	1,415
Strategic initiatives and other charges: (3)**
Workforce reductions and related costs	1,792	1,387	8,818	3,649
Other cost-reduction initiatives	3,787	7,750	7,468	16,208
Non-recurring / incremental COVID-19 costs (4)	1,572	663	2,696	663
Goodwill write-down (5)	—	90,408	—	90,408
Joint Venture depreciation, amortization, interest expense and other charges (6)	—	1,462	—	2,259
Stock-based compensation	4,001	2,508	7,247	4,539
Non-service pension and postretirement expense (7)	1,901	2,227	3,801	4,455
Total Adjusted EBITDA	$60,940	$49,397	$115,703	$89,627
Adjusted EBITDA margin	14.6%	13.2%	14.4%	12.1%

(1) Includes certain non-recurring items associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(5) Represents the goodwill write-down for two reporting units within the SGK Brand Solutions segment.
(6) Represents the Company's portion of depreciation, intangible amortization, interest expense, and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(7) Non-service pension and postretirement expense includes interest cost, expected return on plan assets and amortization of actuarial gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $26,740 and $21,785 for the SGK Brand Solutions segment, $5,709 and $4,839 for the Memorialization segment, $1,401 and $1,428 for the Industrial Technologies segment, and $1,329 and $1,265 for Corporate and Non-Operating, for the three months ended March 31, 2021 and 2020, respectively. Depreciation and amortization was $45,887 and $43,441 for the SGK Brand Solutions segment, $11,178 and $9,475 for the Memorialization segment, $2,842 and $2,870 for the Industrial Technologies segment, and $2,623 and $2,464 for Corporate and Non-Operating, for the six months ended March 31, 2021 and 2020, respectively.
** Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $2,991 and $3,818 for the SGK Brand Solutions segment, income of $335 and charges of $730 for the Memorialization segment, and charges of $2,437 and $5,813 for Corporate and Non-Operating, for the three months ended March 31, 2021 and 2020, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $268 for the Industrial Technologies segment, for the three months ended March 31, 2020. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $10,346 and $7,264 for the SGK Brand Solutions segment, $795 and $1,057 for the Memorialization segment, and $5,144 and $14,904 for Corporate and Non-Operating, for the six months ended March 31, 2021 and 2020, respectively. Acquisition costs, ERP integration costs, and strategic initiatives and other charges were $268 for the Industrial Technologies segment, for the six months ended March 31, 2020.

Matthews International Reports Results for Fiscal 2021 Second Quarter

April 29, 2021
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,				Six Months Ended March 31,
	2021		2020		2021		2020
		per share		per share		per share		per share
Net income (loss) attributable to Matthews	$4,989	$0.16	$(86,364)	$(2.77)	$3,231	$0.10	$(96,830)	$(3.11)
Acquisition related items (1)	(520)	(0.02)	558	0.01	(267)	(0.01)	1,667	0.05
ERP integration costs (2)	160	0.01	562	0.01	266	0.01	1,061	0.03
Strategic initiatives and other charges: (3)
Workforce reductions and related costs	1,646	0.05	1,041	0.04	8,381	0.26	2,737	0.09
Other cost-reduction initiatives	2,986	0.09	5,946	0.19	5,736	0.18	12,290	0.40
Non-recurring / incremental COVID-19 costs (4)	1,174	0.03	497	0.02	2,047	0.06	497	0.02
Goodwill write-down (5)	—	—	81,861	2.63	—	—	81,861	2.63
Joint Venture amortization and other charges (6)	—	—	667	0.02	—	—	872	0.03
Non-service pension and postretirement expense (7)	1,407	0.05	1,670	0.05	2,813	0.09	3,341	0.10
Amortization	16,968	0.52	13,404	0.43	28,231	0.88	26,861	0.86
Adjusted net income	$28,810	$0.89	$19,842	$0.63	$50,438	$1.57	$34,357	$1.10

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 26% for the three and six months ended March 31, 2021, and 25% for the three and six months ended March 31, 2020.
(1) Includes certain non-recurring items associated with recent acquisition activities.
(2) Represents costs associated with global ERP system integration efforts.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels.
(4) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(5) Represents the goodwill write-down for two reporting units within the SGK Brand Solutions segment.
(6) Represents the Company's portion of intangible amortization and other non-recurring charges incurred by non-consolidated subsidiaries accounted for as equity-method investments within the Memorialization segment.

(7) The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

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